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Exhibit 10.29

AMENDMENT TO SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

        This amendment (the "Amendment"), to the Separation Agreement and General Release of all Claims entered into by and between William Green (the "Executive") and Interline Brands, Inc., a New Jersey corporation (the "Company"), dated as of December     , 2001 (the "Separation Agreement"), is effective as of June 11, 2004.

W I T N E S S E T H:

        WHEREAS, the Company and the Executive have entered into the Separation Agreement, which provided for the terms and conditions of the cessation of the Executive's employment with the Company, and the continuation of his service to the Company in a non-employee and non-executive capacity, as Chairman of the Board of Directors of the Company until such time as his successor is elected; and

        WHEREAS, the Company and the Executive desire to amend the Separation Agreement as provided herein.

        NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree that the following provisions shall apply, notwithstanding anything herein to the contrary contained in the Separation Agreement:

        1.     A capitalized term utilized in this Amendment, but not defined herein shall have the meaning ascribed to such term in the Separation Agreement.

        2.     The Executive and the Company hereby agree that the Executive's service to the Company in a non-employee and non-executive capacity, as Chairman of the Board of Directors of the Company shall cease on June 11, 2004 (the "Retirement Date"). Effective as of the Retirement Date, the Executive shall have no authority to act on behalf of the Company or any of its respective affiliates or subsidiaries (collectively the "Company Group") and shall not hold himself out as having such authority or otherwise act in an executive, director or other decision making capacity.

        3.     In lieu of any remaining payments owed to the Executive pursuant to Section 3A(iii) of the Separation Agreement, the Executive shall receive a lump sum cash payment equal to $156,000 paid to the Executive not later than June 30, 2004. The Executive acknowledges that payment of such lump sum amount shall be in full satisfaction of the Company's financial obligations under the Separation Agreement.

        4.     All memoranda, notes, lists, records and other documents (and all copies thereof, in any medium, including electronic media) made or compiled by the Executive or made available to the Executive concerning the business of the Company shall be the Company's property and shall to the extent not heretofore delivered be delivered to the Company promptly upon the Retirement Date. All equipment and property of the Company (other than the Executive's laptop) which may be in the Executive's possession or under his control, whether at the Company's offices, the Executive's home or elsewhere, including all such papers, work papers, notes, documents and equipment in the possession of the Executive and his counsel, shall be delivered to Company promptly upon the Retirement Date. Notwithstanding the foregoing, the Executive may retain any employment or benefits agreements between the Executive and the Company, the Separation Agreement, any publicly filed materials and any employee benefit plan materials distributed generally to participants in any such plan by the Company, and any "Board books" or related documents, provided that the Executive may not utilize any such retained materials in violation of Sections 5,6,7, or 8 of the Separation Agreement.

        5.     In consideration of the acceleration of the payment provided by Section 2 of this Amendment, and except with respect to the Company's obligations arising under or preserved in this Amendment or the Separation Agreement, the Executive for and on behalf of himself and his heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to the Executive serving in any capacity in respect of the Company Group and the termination of such service and all other claims, both known and unknown, in law or in equity, which the Executive may now have or ever had against any member of the Company Group or any shareholder, employee, director or officer of any member of the Company Group. The Executive does not waive or release claims with respect to the right to enforce the Amendment or the Separation Agreement, as amended. Notwithstanding anything contained herein to the contrary, the Company shall continue to indemnify the Executive with respect to officer and director acts or omissions occurring prior to the Retirement Date to the extent provided in the Company's Certificate of Incorporation, By-Laws, and applicable law.

        6.     For the avoidance of doubt, the Executive and the Company agree and acknowledge that the "Restricted Period" as such term is defined in Section 6 of the Separation Agreement shall terminate on December 31, 2005.

        7.     All other provisions of the Separation Agreement shall remain unchanged and in full force and effect.

        This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

EXECUTIVE		INTERLINE BRANDS, INC.
*By:	/s/ WILLIAM GREEN William Green	*By:	/s/ WILLIAM E. SANFORD William E. Sanford

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AMENDMENT TO SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS